EXHIBIT 10.3

RATIFICATION BY GUARANTOR

The undersigned, Meredian Holdings Group, Inc., a Delaware corporation (“Parent”), hereby states as follows to and for the benefit of Administrative Agent and each Lender, in each case as of the date hereof:

(i) acknowledges the execution of the foregoing Amendment No. 3 to Loan and Security Agreement by each Loan Party and of each prior amendment to and consent and waiver given in connection with the Loan Agreement, including without limitation Amendment No. One to Loan and Security Agreement, dated as of October 2, 2020, Amendment No. Two to Loan and Security Agreement and Consent, dated as of December 22, 2020, Waiver Letter Agreement, dated July 28, 2020, and Consent to Prepay the White Oak Facility in full, dated January 28, 2021 (collectively, the “Amendments”), copies of which have been reviewed by Parent;

(ii) ratifies the terms and provisions of the Parent Guaranty and the Parent Pledge Agreement executed by the undersigned pursuant to the Loan Agreement;

(iii) confirms that for purposes of the Parent Guaranty and the Parent Pledge Agreement, the term “Loan Agreement” includes all of the terms, conditions and obligations of each Borrower and Guarantor set forth in the Amendments and any future amendments executed in accordance with the terms of the Loan Agreement;

(iv) affirms that (a) its obligations under Parent Guaranty and the Parent Pledge Agreement remain valid and in full force and effect in accordance with the terms of the Parent Guaranty and the Parent Pledge Agreement, respectively, (b) no Default or Event of Default has occurred and is continuing (or would result from the foregoing Amendments) and (c) all of Parent’s representations and warranties contained in the Parent Guaranty and Parent Pledge Agreement and any other Loan Document to which Guarantor is a party are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date), after giving effect to the Amendments; and

(v) confirms that (a) Administrative Agent has a first-priority perfected security interest in all the limited liability company interests owned by Parent in Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), by possession, assuming the continued possession by Administrative Agent of the equity certificate no. 1 evidencing 100% of the member interests in Danimer Holdings and a limited liability company power undated and signed in blank, which was or shall be promptly delivered to Administrative Agent on behalf of Parent, and by the filing of UCC financing statement no. 2021 2113182 filed in the office of the Secretary of State of the State of Delaware on March 17, 2021, and (b) the limited liability company agreement of Danimer Holdings contains each of the provisions set forth in Schedule III to the Parent Pledge Agreement required on and after the Lien Creation Date pursuant to Section 4 of the Parent Pledge Agreement.

Capitalized terms used herein and not defined herein shall have the meaning given to such terms in the Loan Agreement (as defined in the foregoing Amendment No. 3 to Loan and Security Agreement).

Dated: March 18, 2021

[Signature on following page]

PARENT:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer and Secretary

Ratification by Guarantor - Amendment No. 3 (Danimer/SECDF X/PIFS)